News Release

Cenveo Announces Third Quarter 2014 Results

Net Sales of $480.6 million, up 8.5% from Q3 2013
Cash Flow From Continuing Operations of $20 million During the Quarter
Substantially Complete With NEC Integration
Update on Strategic Review

STAMFORD, CT – (November 5, 2014) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and nine months ended September 27, 2014.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
"During the third quarter we successfully completed several of our key initiatives, including the consolidation of five legacy National Envelope facilities into two brand new locations and into certain legacy Cenveo operations. Since the beginning of the year, our consolidation efforts have resulted in a total net reduction of six envelope facilities. Given the ramifications of the bankruptcy process, the short time frame to complete this monumental consolidation, and our desire to minimize customer disruption, we incurred significant one-time costs as a result of the integration efforts. In addition to integration, acquisition, restructuring and other charges reported in our non-GAAP results related to the National Envelope integration, we believe that year to date we have experienced approximately $15 million in other one-time costs and lost profits in connection with the integration. These items include, but are not limited to, lower production volumes during the relocation period, excess overtime at existing facilities to meet customer deadlines, and incremental freight expense for inventory relocation and expedited deliveries during the transition period. Despite this disruption, we were able to generate $20 million of cash flow from continuing operations during the third quarter. While we are substantially complete with the integration, we anticipate further manufacturing disruption during the fourth quarter, although to a lesser extent, as our production capacity at our new facilities continues to ramp up.”

The Company generated net sales of $480.6 million for the three months ended September 27, 2014, compared to $442.8 million for the same period last year, an increase of 8.5%. The Company generated net sales of

$1.5 billion for the nine months ended September 27, 2014, compared to $1.3 billion for the same period last year, an increase of 14.4%. The increase in net sales is primarily due to sales generated from the integration of National Envelope into our envelope operations, as National Envelope was only included in our 2013 results beginning on September 16, 2013, the date of acquisition, as well as our ability to pass along paper price increases to certain customers in our envelope operations.

Operating income was $9.3 million for the three months ended September 27, 2014, compared to $16.5 million for the same period last year. Operating income was $32.7 million for the nine months ended September 27, 2014, compared to $45.0 million for the same period last year. The decrease was primarily due to higher restructuring and integration charges from the closure of two print plants, the closure and consolidation of several envelope plants related to the integration of National Envelope, and the impact of the higher cost structure of National Envelope. Non-GAAP operating income was $21.4 million for the three months ended September 27, 2014, compared to $28.8 million for the same period last year, and $67.2 million for the nine months ended September 27, 2014, compared to $69.5 million for the same period last year. A reconciliation of operating income to non-GAAP operating income is presented in the attached tables.

For the three months ended September 27, 2014, the Company had a loss from continuing operations of $10.8 million, or $0.16 per diluted share, compared to income of $13.4 million, or $0.16 per diluted share, for the same period last year. For the nine months ended September 27, 2014, the Company had a loss from continuing operations of $66.9 million, or $1.00 per diluted share, compared to a loss of $26.1 million, or $0.40 per diluted share, for the same period last year. Non-GAAP income from continuing operations was $3.0 million, or $0.03 per diluted share, for the three months ended September 27, 2014, as compared to non-GAAP income from continuing operations of $1.2 million, or $0.01 per diluted share, for the same period last year. For the nine months ended September 27, 2014, non-GAAP loss from continuing operations was $7.6 million, or $0.11 per diluted share, compared to $14.5 million, or $0.23 per diluted share, for the same period last year. A reconciliation of income (loss) from continuing operations to non-GAAP income (loss) from continuing operations is presented in the attached tables.

Adjusted EBITDA for the three months ended September 27, 2014, was $44.1 million, compared to Adjusted EBITDA of $42.3 million for the same period last year. For the nine months ended September 27, 2014, Adjusted EBITDA was $123.0 million, compared to $115.2 million for the same period last year. These Adjusted EBITDA results do not include the approximately $15 million of one-time costs referenced previously, and include a one-time litigation settlement. A reconciliation of net (loss) income to Adjusted EBITDA is presented in the attached tables.

Cash flow provided by operating activities of continuing operations for the three months ended September 27, 2014, was $20.0 million, compared to $5.0 million for the same period last year. Cash flow used in operating activities of continuing operations for the nine months ended September 27, 2014, was $5.4 million, compared to cash flow provided by operating activities of continuing operations of $10.7 million for the same period last year. The use of cash was primarily due to changes in working capital, primarily due to certain vendor arrangements and a use of cash from accounts receivables due to the timing of collections from and sales to our customers.

Robert G. Burton, Sr., Chairman and Chief Executive Officer concluded:
"As we enter the fourth quarter and look towards 2015, we are pleased to have substantially completed the accelerated integration of National Envelope. We will continue to look to improve margins, drive stronger cash flow and pay down debt. Based on current operational trends and backlogs, and excluding the expected full year impact of one-time disruption costs related to the accelerated National Envelope integration of approximately $20 million, we expect to achieve 95-100% of our 2014 full year Adjusted EBITDA guidance. As we have addressed the majority of our capital structure earlier this year, we will now focus on using our cash flow to reduce our higher cost debt. We expect significant cash flow improvement in the fourth quarter and beyond as a result of: the interest savings realized in our June refinancing; the reduction of future contributions to our pension plans as a result of the Highway and Transportation Funding Act of 2014; and the completion of the majority of the restructuring and integration of National Envelope. We continue to evaluate our options in regards to our strategic review and are currently in preliminary discussions with multiple parties for certain assets that do not fit our long-term strategic plan."

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, November 6, 2014, at 10:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data) (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net sales	$480,576	$442,781	$1,450,105	$1,267,935
Cost of sales	410,142	367,356	1,224,735	1,056,392
Selling, general and administrative expenses	53,077	53,105	164,411	148,783
Amortization of intangible assets	2,456	2,459	9,354	7,473
Restructuring and other charges	5,571	3,337	18,856	10,243
Operating income	9,330	16,524	32,749	45,044
Gain on bargain purchase	—	(17,262)	—	(17,262)
Interest expense, net	26,014	27,611	80,590	85,421
Loss on early extinguishment of debt, net	1,280	1,593	27,778	9,440
Other (income) expense, net	(7,013)	595	(7,310)	(1,400)
(Loss) income from continuing operations before income taxes	(10,951)	3,987	(68,309)	(31,155)
Income tax benefit	(157)	(9,440)	(1,427)	(5,096)
(Loss) income from continuing operations	(10,794)	13,427	(66,882)	(26,059)
(Loss) income from discontinued operations, net of taxes	(99)	13,492	1,518	14,950
Net (loss) income	(10,893)	26,919	(65,364)	(11,109)
Other comprehensive income (loss):
Changes in pension and other employee benefit accounts, net of taxes	480	—	1,440	—
Currency translation adjustment	(1,067)	(31)	(334)	(3,139)
Comprehensive (loss) income	$(11,480)	$26,888	$(64,258)	$(14,248)

(Loss) income per share – basic:
Continuing operations	$(0.16)	$0.21	$(1.00)	$(0.40)
Discontinued operations	—	0.21	0.02	0.23
Net (loss) income	$(0.16)	$0.42	$(0.98)	$(0.17)

(Loss) income per share – diluted:
Continuing operations	$(0.16)	$0.16	$(1.00)	$(0.40)
Discontinued operations	—	0.16	0.02	0.23
Net (loss) income	$(0.16)	$0.32	$(0.98)	$(0.17)

Weighted average shares outstanding:
Basic	67,296	64,333	66,709	64,032
Diluted	67,296	86,032	66,709	64,032

CENVEO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Nine Months Ended
	September 27, 2014	September 28, 2013
Cash flows from operating activities:
Net loss	$(65,364)	$(11,109)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Gain on sale of discontinued operations, net of taxes	(1,559)	(12,530)
Loss (income) from discontinued operations, net of taxes	41	(2,420)
Depreciation and amortization, excluding non-cash interest expense	48,496	44,284
Non-cash interest expense, net	7,384	7,742
Deferred income taxes	(1,404)	(7,069)
Gain on bargain purchase	—	(17,262)
Loss (gain) on sale of assets	311	(205)
Non-cash restructuring and other charges, net	4,095	1,495
Loss on early extinguishment of debt	27,778	9,440
Stock-based compensation provision	1,971	2,879
Gain on insurance claim	—	(2,670)
Other non-cash charges	6,693	4,921
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	(7,690)	(15,249)
Inventories	(2,019)	(26,245)
Accounts payable and accrued compensation and related liabilities	4,327	52,127
Other working capital changes	(9,663)	(2,506)
Other, net	(18,807)	(14,925)
Net cash (used in) provided by operating activities of continuing operations	(5,410)	10,698
Net cash (used in) provided by operating activities of discontinued operations	(1,851)	7,055
Net cash (used in) provided by operating activities	(7,261)	17,753
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	—	(33,166)
Capital expenditures	(27,842)	(23,045)
Purchase of investment	(2,000)	(1,650)
Proceeds from insurance claim	—	3,036
Proceeds from sale of property, plant and equipment	1,835	7,861
Net cash used in investing activities of continuing operations	(28,007)	(46,964)
Net cash provided by investing activities of discontinued operations	2,196	42,714
Net cash used in investing activities	(25,811)	(4,250)
Cash flows from financing activities:
Proceeds from issuance of 6.000% senior secured priority notes due 2019	540,000	—
Proceeds from issuance of 8.500% junior secured priority notes due 2022	250,000	—
Repayment of 7.875% senior subordinated notes	—	(67,848)
Repayment of Term Loan B due 2016	—	(390,005)
Payment of financing-related costs and expenses and debt issuance discounts	(35,721)	(15,219)
Proceeds from issuance of other long-term debt	—	20,000
Repayments of other long-term debt	(6,509)	(3,323)
Repayment of 11.5% senior notes due 2017	(1,430)	—
Purchase and retirement of common stock upon vesting of RSUs	(562)	(509)
Repayments under Revolving Credit Facility, net	—	(18,000)
Proceeds from issuance of 15% Unsecured Term Loan due 2017	—	50,000
Repayment of 15% Unsecured Term Loan due 2017	(10,000)	(30,000)
Proceeds from exercise of stock options	—	76
Proceeds from issuance of Term Loan Facility due 2017	—	360,000
Repayment of Term Loan Facility due 2017	(329,100)	—
Repayment of 8.875% senior second lien notes due 2018	(400,000)	—
Borrowings under ABL Facility due 2017	389,600	474,400
Repayments under ABL Facility due 2017	(363,500)	(392,600)
Net cash provided by (used in) financing activities	32,778	(13,028)
Effect of exchange rate changes on cash and cash equivalents	13	(47)
Net (decrease) increase in cash and cash equivalents	(281)	428
Cash and cash equivalents at beginning of period	11,329	8,110
Cash and cash equivalents at end of period	$11,048	$8,538

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	September 27, 2014	December 28, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,048	$11,329
Accounts receivable, net	287,450	281,586
Inventories	158,403	161,565
Prepaid and other current assets	63,120	55,353
Assets of discontinued operations - current	20	132
Total current assets	520,041	509,965

Property, plant and equipment, net	289,283	304,907
Goodwill	186,271	186,436
Other intangible assets, net	160,130	168,749
Other assets, net	50,641	43,614
Assets of discontinued operations - long-term	—	33
Total assets	$1,206,366	$1,213,704

Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$6,719	$9,174
Accounts payable	246,088	244,228
Accrued compensation and related liabilities	33,991	32,139
Other current liabilities	85,745	81,198
Liabilities of discontinued operations - current	85	2,013
Total current liabilities	372,628	368,752

Long-term debt	1,245,086	1,176,351
Other liabilities	144,295	165,581
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	676	663
Paid-in capital	369,759	364,177
Retained deficit	(886,884)	(821,520)
Accumulated other comprehensive loss	(39,194)	(40,300)
Total shareholders’ deficit	(555,643)	(496,980)
Total liabilities and shareholders’ deficit	$1,206,366	$1,213,704

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Operating income	$9,330	$16,524	$32,749	$45,044
Integration, acquisition and other charges	6,238	8,056	13,580	11,329
Stock-based compensation provision	299	903	1,971	2,879
Restructuring and other charges	5,571	3,337	18,856	10,243
Non-GAAP operating income	$21,438	$28,820	$67,156	$69,495

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

(Loss) income from continuing operations	$(10,794)	$13,427	$(66,882)	$(26,059)
Integration, acquisition and other charges	6,238	8,056	13,580	11,329
Stock-based compensation provision	299	903	1,971	2,879
Restructuring and other charges	5,571	3,337	18,856	10,243
Gain on bargain purchase	—	(17,262)	—	(17,262)
Loss on early extinguishment of debt, net	1,280	1,593	27,778	9,440
Income tax benefit	(639)	(9,826)	(2,900)	(5,112)
Interest expense on 7% Notes, net of taxes	998	1,020	—	—
Non-GAAP income (loss) from continuing operations	$2,953	$1,248	$(7,597)	$(14,542)

Income (loss) per share – diluted:
Continuing operations	$(0.12)	$0.16	$(1.00)	$(0.40)
Integration, acquisition and other charges	0.07	0.09	0.20	0.17
Stock-based compensation provision	—	0.01	0.03	0.04
Restructuring and other charges	0.07	0.04	0.28	0.16
Gain on bargain purchase	—	(0.20)	—	(0.27)
Loss on early extinguishment of debt, net	0.01	0.02	0.42	0.15
Income tax benefit	(0.01)	(0.12)	(0.04)	(0.08)
Interest expense on 7% Notes, net of taxes	0.01	0.01	—	—
Non-GAAP income (loss) from continuing operations	$0.03	$0.01	$(0.11)	$(0.23)

Weighted average shares - diluted	87,605	86,032	66,709	64,032

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Net (loss) income	$(10,893)	$26,919	$(65,364)	$(11,109)
Interest expense, net	26,014	27,611	80,590	85,421
Income tax benefit	(157)	(9,440)	(1,427)	(5,096)
Depreciation	13,180	11,591	39,142	36,811
Amortization of intangible assets	2,456	2,459	9,354	7,473
Integration, acquisition and other charges	6,238	8,056	13,580	11,329
Stock-based compensation provision	299	903	1,971	2,879
Restructuring and other charges	5,571	3,337	18,856	10,243
Gain on bargain purchase	—	(17,262)	—	(17,262)
Loss on early extinguishment of debt, net	1,280	1,593	27,778	9,440
Loss (income) from discontinued operations, net of taxes	99	(13,492)	(1,518)	(14,950)
Adjusted EBITDA, as defined	$44,087	$42,275	$122,962	$115,179

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), we use certain non-GAAP financial measures, including organic revenue growth, Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and adjusted free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Non-GAAP loss from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, loss on early extinguishment of debt, net, and an adjustment to income taxes to reflect an estimated cash tax rate. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring and other charges, loss on early extinguishment of debt, net, and income from discontinued operations, net of taxes. Adjusted free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net of proceeds from the sale of plant, property and equipment. Organic revenue growth is defined as the growth in net sales, after adjusting for the estimated impact of acquisitions. These are non-GAAP financial measures, as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of loss from continuing operations to non-GAAP loss from continuing operations and operating income to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP loss from continuing operations, non-GAAP operating income, non-GAAP operating income margin and adjusted free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom boxes, custom labels, shrink sleeve labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
________________________
Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; and (xvi) any failure, interruption or security lapse of our information technology systems. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.